➔ Overview

What is a structured note?
Structured notes are financially engineered, packaged investments that offer investors access to an innovative financial tool kit. Structured notes generally are senior, unsecured obligations of the issuer that rank pari passu with all of that issuer’s other unsecured and unsubordinated obligations. Most structured notes are also registered securities where the issuer has filed a registration statement with the SEC for the offering.

What are the main categories of structured notes?
There are many types of structured notes, but most may be designated into one of the following three categories: (1) principal protected; (2) yield enhancement and (3) out-performance.

What are some of the risks associated with owning structured notes?
As with any investment, purchasing structured notes entails certain risks including, without limitation, credit risk, market risk, liquidity risk and principal risk. Please see the prospectus, prospectus supplement, product supplement, as applicable, and term sheet for each specific structured note for additional information on the risks associated with investing in a particular issuance.

Are structured notes FDIC insured?
Structured notes are not bank deposits and are not insured by the FDIC or any other governmental agency.  Investors in structured notes may lose money.

Are structured notes exchange traded or listed?
Generally, structured notes are not listed on any exchange.

Are structured notes rated?
Generally, yes. Structured notes typically carry the credit rating of the issuer of the security. As of June 1, 2007, Deutsche Bank AG is rated AA- by S&P and Aa1 by Moodys. Issuer credit ratings are subject to change or withdrawal at the discretion of the rating agencies.

What is the minimum investment amount for a structured note?
Structured notes that are registered securities generally have a $1,000 minimum denomination, although lesser and greater minimum denominations are possible. Please see the prospectus, prospectus supplement, product supplement, as applicable, and term sheet for each specific structured notes issuance minimum denomination.

Can an investor lose more than their full investment on structured notes?
No. Losses are limited to the amount invested and transaction costs, including any resultant tax liability.

Who may purchase structured notes?
Structured notes that are registered securities where the issuer has filed a registration statement with the SEC generally may be offered to the public. Financial advisors please refer to your Compliance representative for additional information. Individual investors please contact your financial advisor for additional information. Additional information may also be found in the prospectus, product supplement or pricing supplement, as applicable, for each specific structured notes issuance.

Does an investor need to be a Qualified Institutional Buyer (QIB) or an Accredited Investor (AI) to purchase structured notes?
Generally, no.  Structured notes that are registered securities where the issuer has filed a registration statement with the SEC for the offering generally may be offered to the public. Financial advisors please refer to your Compliance representative for additional information. Individual investors please contact your financial advisor for additional information.

What are the costs or fees associated with structured notes?
Structured notes sold by a registered representative through a broker dealer include the payment of commissions, typically reflected as a discount in the price at which the broker dealer purchases the issuance. Additional costs include the issuer’s, or its affiliates, cost of issuing and hedging the structured notes as well as other related transaction costs, including any profit the issuer or its affiliates expect to earn.

Will an investor in structured notes receive interest or periodic payments?
Certain structured notes pay interest or make other periodic payments to noteholders, while other structured notes do not. Please refer to the prospectus, pricing supplement or product supplement, as applicable, for the details of a specific structured notes issuance.

Will an investor in structured notes receive dividends that may be paid on the underlying?
No, investors in structured notes will not receive dividends paid on the underlying. Generally, an investor’s return on structured notes will not reflect the return realized from owning the underlying and receiving the dividends paid. Please refer to the prospectus, pricing supplement or product supplement, as applicable, for the specific details of a given structured notes issuance.

How will structured notes appear on client statements?
Structured notes will appear as a debt security of the issuer (for example, Deutsche Bank AG, London Branch) on client statements, typically with either a “bid” or “mid-market” level value.

How are structured notes settled or cleared?
The Depositary Trust Company (DTC) will act as securities depositary and beneficial interests in structured notes will be in book-entry form on records maintained by DTC.

Is there a registrar, transfer agent or custodian for structured notes?
Yes. The registrar and transfer agent for structured notes issued by Deutsche Bank AG, London Branch will be Deutsche Bank Trust Company Americas (DBTCA) or one of its affiliates.  DBTCA will also act as paying agent and may designate additional paying agents for structured notes issued by Deutsche Bank AG, London Branch.

Who calculates amounts payable on structured notes?
Amounts payable on structured notes are determined by the Calculation Agent, typically either the issuer or an affiliate of the issuer.  The Calculation Agent for structured notes issued by Deutsche Bank AG, London Branch will be the issuer.

What is the U.S. federal income tax treatment of structured notes?
The federal income tax treatment of structured notes is generally unclear due to a lack of direct legal authority.  For each structured note issuance the issuer will detail its intended tax characterization. Please refer to the prospectus, product supplement or pricing supplement, as applicable, for each specific structure notes issuance for additional information. Investors should consult their own tax advisor regarding the U.S. federal income tax treatment of structured notes.

➔ Secondary Trading

Is there a secondary market for structured notes?
Generally, yes. However, neither the issuer nor its affiliates are required to make or maintain a secondary market.

Who provides the secondary market?
Typically, the issuer, or its affiliate, or the underwriter of the structured notes, while not obligated to do so, provides a secondary market. Deutsche Bank Securities Inc. (DBSI) and its affiliates may act as a market maker for structured notes issued by Deutsche Bank AG, London Branch, but are not required to do so. If at any time DBSI or its affiliates or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

How is pricing for the secondary market determined?
Secondary pricing will be determined by the market maker, typically the issuer, its affiliate, or the underwriter of the structured notes. Consequently, there may little or no secondary market for the structured notes and any secondary market may not provide enough liquidity to allow investors to trade or sell the structured notes easily.

What happens if I sell my structured notes in the secondary market prior to maturity?
To the extent that a structured note is sold in the secondary market prior to maturity, the price obtained by the seller may be less, possibly substantially less, than the original investment amount, even with fully principal protected structured notes. Sale of a structured note prior to maturity may also have an impact upon the U.S. federal income tax treatment of the investment. Investors should consult their own tax advisor regarding the U.S. federal income tax treatment of structured notes.

Where can I find secondary pricing information?
To the extent provided, secondary pricing for structured notes may be found on the internet or on Bloomberg as indicated on the term sheet for the specific structured notes issuance. To the extent provided, DBSI will post indicative secondary pricing on Bloomberg Page: DBUS<GO> and on the internet at www.us-xmarkets.db.com.

How do I trade structured notes in the secondary market?
Generally, registered representatives or registered investment advisors will contact their syndicate or trading desk on behalf of an investor placing a secondary market trade order.

➔ Prospectuses

Where can I find additional information about a specific structured note issuance?
Please refer to the term sheet and prospectus, pricing supplement or product supplement, as applicable, for the specific details of a given structured notes issuance. A copy of the prospectus, product supplement or pricing supplement, as applicable, for each specific structured note issuance may be obtained from the issuer, any underwriter or any dealer participating in the offering. These documents may also be obtained for free by visiting EDGAR on the SEC web-site at www.SEC.gov.

NOT FDIC/NCUA INSURED MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

Before purchasing a structured product, investors should carefully consider the risks associated with an investment in the structured product and whether the structured product is a suitable investment for them. Before investing, prospective investors should read the prospectus relating to the particular structured product. In addition, investors are encouraged to consult with their investment, legal, accounting, tax and other advisers in connection with any investment in a structured product.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.

X-markets is the Deutsche Bank worldwide platform for structured notes. DWS Scudder is the US retail brand name of Deutsche Asset Management (DeAM), the global asset management division of Deutsche Bank AG

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